Exhibit 23.2

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants

200 Haddonfield-Berlin Road , Suite 402
Gibbsboro, NJ 08026-1239
(856)346-2828 Fax: (856)346-2882

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Alternative Energy Sources, Inc.
310 West 20th Street, 2nd Floor
Kansas City, Missouri 64108-2005

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 30, 2006, relating to the financial statements of Alternative Energy Sources, Inc. which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Signed,

/s/Bagell, Josephs, Levine & Company, LLC

Bagell, Josephs, Levine & Company, L.L.C.
Gibbsboro, NJ 08026

January 25, 2007